UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2010
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland (State or other jurisdiction of incorporation)	001-34258 Commission File Number	98-0606750 (I.R.S. Employer Identification Number)

4-6 Rue Jean-François Bartholoni 1204 Geneva Switzerland (Address of principal executive offices)	Not Applicable (Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Compensatory Arrangements of Certain Officers.
On April 8, 2010, the Compensation Committee (the “Committee”) of our board of directors approved an amendment to our Supplemental Executive Retirement Plan (the “Plan”) to allow participants a one-time option to convert their vested, fixed-amount dollar-denominated benefits under the plan into equity-denominated benefits. The amendment does not provide participants in the Plan with new or additional compensation, nor does it accelerate the timing of the payment of any benefits under than Plan.
The amendment permits a participant in the Plan to make a one-time, irrevocable election on or before June 7, 2010, to convert between 50% and 100% of his or her cash balance under the Plan into units representing the right to receive Weatherford registered shares (the “Notional Share Units”). The number of Notional Share Units into which a participant’s balance is converted will be based on the closing price of our shares on the New York Stock Exchange on the effective date of the participant’s election.
As our executives are currently subject to our regularly-scheduled quarterly trading blackout pending our announcement of first quarter earnings, participants in the Plan will not be able to make this election until that blackout expires.
The Plan participants’ right to accumulate LIBOR-based interest on their Plan cash balances will terminate for any portion of the balance converted to Notional Share Units. Upon a distribution event under the Plan (generally, a participant’s termination of employment for any reason) , we will deliver to the Plan participant (i) any cash balance plus interest that has not been converted into Notional Share Units and (ii) a number of Weatherford registered shares equal to the number of Notional Share Units held by the participant.
This description of the amendment of the Plan is a summary and is qualified by the terms of the amendment to the Plan, a copy of which is attached as Exhibit 10.1 and incorporated by reference into this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Second Amendment to the Weatherford International Ltd. Supplemental Executive Retirement Plan.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
By:	/s/ JOSEPH C. HENRY
Joseph C. Henry, Vice President

April 9, 2010